Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 11, 2023, with respect to the consolidated financial statements of Amer Sports, Inc. and subsidiaries included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AB

Stockholm, Sweden

January 4, 2024